SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549


                              FORM 8-K


                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


                   Date of Report:  June 26, 1996





                           MEDIMMUNE, INC.
       (Exact name of registrant as specified in its charter)



                  Commission File Number:  0-19131


          Delaware                          51-1555759
     (State of Incorporation)           (I.R.S. Employer
                                        Identification No.)



   35 West Watkins Mill Road, Gaithersburg, MD        20878
   (Address  of  principal executive  offices)      (Zip Code)



 Registrant's telephone number, including area code: (301)417-0770





          No Exhibits are being filed with this report

                           MEDIMMUNE, INC.

                     Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained on the following press release dated June 26, 1996.


 MEDIMMUNE IN-LICENSES KEY HUMAN PAPILLOMAVIRUS VACCINE INTELLECTUAL
             PROPERTY FROM GERMAN CANCER RESEARCH CENTER

Gaithersburg, MD, June 26, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) today announced it has signed a worldwide, exclusive, royalty-bearing licensing agreement with the German Cancer Research Center (Deutsches Krebsforschungszentrum or DKFZ), to obtain rights to key intellectual properties, patents and patent applications in the field of human papillomavirus (HPV) vaccines. The licensing agreement covers a United States patent application, two German patent applications and two European patent applications. The agreement complements MedImmune's current position in this field which, in addition to its own internal HPV vaccine program, includes licensing agreements and collaborations with Georgetown University, University of Rochester and the Boyce Thompson Institute as well as collaborations with University of California in Davis and Pennsylvania State University. HPV causes genital warts and cervical cancer.

"Human papillomavirus is both an important medical problem and an important commercial opportunity for MedImmune," commented David M. Mott, President and Chief Operating Officer of MedImmune. "Our research and development group is making rapid progress towards beginning human clinical trials later this year with our preventative vaccine candidate for HPV, and our licensing group continues its successful initiative to acquire important intellectual property in this field. MedImmune is pleased to work together with the prestigious German Cancer Research Center which has been a pioneer in the efforts to discern the link between HPV and cancer as well as other research linking viruses and cancer."

HPV is one of the most common sexually transmitted diseases in the United States. HPV causes genital warts and cervical cancer and creates an enormous medical burden worldwide in the diagnosis and treatment of cancer or pre-cancerous lesions and the treatment of genital warts. In the U.S. alone, HPV causes over 80,000 annual cases of malignant cervical cancers, 15,800 of which are invasive and result in over 4,800 fatalities each year. Studies have indicated that the prevalence of HPV infection in the U.S. may be as high as 40 percent in some populations, particularly in sexually active women under age 30. In some areas where mass cancer screening via Pap smears is inadequate, such as in Southeast Asia and South and Central America, HPV-induced cervical cancer is the leading cause of death by cancer in women. There are over 75 types of HPV associated with various clinical disorders ranging from benign to very dangerous. Four types cause the majority of genital warts and cervical cancers: HPV-6, HPV-11, HPV-16 and HPV-18.

Currently, there are no vaccines to prevent HPV infection. To date, research on HPV has been difficult because the virus cannot be grown in vitro, and animal models designed to mimic HPV infection have historically been imperfect. To address these difficulties, MedImmune produces HPV virus-like particles (VLPs) in vitro using recombinant DNA technology, enabling production of large quantities of material which imitate the structure of natural papillomavirus, but are not infectious. Additionally, MedImmune and its collaborators have developed a model for HPV infection in dogs with a virus called canine oral papillomavirus (COPV), which mimics HPV infection more closely than other animal models because it produces both warts and tumors at a mucosal site like HPV. In December 1995, MedImmune and its collaborators published the results of studies which indicated that a VLP vaccine preparation of COPV was able to protect dogs completely against infection from COPV. These results, MedImmune believes, suggest the feasibility of developing an analogous vaccine against HPV for humans. MedImmune is currently in pre-clinical development with a vaccine candidate made from the four medically important HPV strains, the first of which the Company plans to request approval by the FDA during 1996 to begin clinical trials in humans.

"Cervical cancer is one of the most serious medical problems facing women worldwide, and few outside of the medical field realize this cancer is caused by a virus," added Harold zur Hausen, M.D., Ph.D., Scientific Director and Chairman of the Management Board of DKFZ. "We believe MedImmune has the potential to be a leader in the development of a vaccine to prevent diseases caused by this important pathogen, and we look forward to a productive collaboration."

DKFZ is the principal cancer research center in Germany. It is funded by the German Federal Government and the State of Baden Wurtemberg where it is located. The Center's $145 million annual budget supports a staff of 1,500 including 700 scientists at its Heidelberg Laboratories. DKFZ's scientists have a large network of international collaborations. DKFZ has long had a reputation for scientific excellence, marked by its status as a leading institution in international scientific citation indexes. Under Dr. Zur Hausen's leadership, DKFZ has long been a leader in tumor virology research and has led investigations which have linked papillomaviruses with a growing list of cancers and other skin diseases.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new products in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.




                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              (Registrant)


Date:  June 26, 1996          s/David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                               officer)